Exhibit 99.1

President and COO Mike Zafirovski to Resign from Motorola

SCHAUMBURG, Ill. – 12 January 2005 – Motorola, Inc. (NYSE: MOT), today announced that Mike S. Zafirovski, 51, has decided to resign from the company. He will remain president and chief operating officer until 31 January and will then serve the company in an advisory role during the transition.

“On behalf of Motorola’s employees, customers and shareholders, I want to thank Mike for his many contributions to Motorola,” said Ed Zander, chairman and chief executive officer of Motorola. “Mike’s intense focus on improving the company’s operations and product quality has helped us execute on our commitments, enabling Motorola to achieve increased customer satisfaction and strong financial performance. I know Mike will be very successful in whatever he chooses to do next.”

“My experience at Motorola has been very rewarding,” said Zafirovski. “It’s been a great team effort, and I want to thank all the Motorola employees for their unmatched dedication, support and thirst for innovation. With the successful spin-off of our semiconductor business, Freescale, and our new organizational structure we have a stronger foundation in place today. I know Ed and the team will do a great job moving forward.

“This is a decision I have considered carefully and which I discussed at length with Ed. This is the right time for me to start considering other opportunities,” added Zafirovski.

Motorola recently announced a reorganization of its businesses and functions to align with the company’s strategy to make Motorola the world’s preeminent seamless mobility company. The presidents of the company’s four business groups, focused on mobile devices, networks, government and enterprise mobility solutions and connected home solutions, will report to Zander effective 31 January. Zafirovski will not stand for re-election to Motorola’s board of directors in May.

About Motorola

Motorola is a Fortune 100 global communications leader that provides seamless mobility products and solutions across broadband, embedded systems and wireless networks. In your home, auto, workplace and all spaces in between, seamless mobility means you can reach the people, things and information you need, anywhere, anytime. Seamless mobility harnesses the power of technology convergence and enables smarter, faster, cost-effective and flexible communication. Motorola had sales of US$27.1 billion in 2003. For more information: www.motorola.com.

# # #

Exhibit 99.1

Media Contact:

Jennifer Weyrauch

Motorola

Jennifer.Weyrauch@motorola.com

(847) 435-5320